Exhibit 10.3

Execution Version

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF MAKER REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: up to $2,500,000.00	Dated as of January 13, 2023

(as set forth on the Schedule of Borrowings attached hereto)

Pontem Corporation, a Cayman Islands exempted company and blank check company (the “Maker”), promises to pay to the order of HSM-Invest, a Switzerland general non-commercial partnership, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to two million five hundred thousand U.S. dollars ($2,500,000.00) (as set forth on the Schedule of Borrowings attached hereto) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

This Note, together with that certain Promissory Note, dated as of the date hereof, between the Maker and Pontem LLC, a Delaware limited liability company (“Pontem LLC”), are collectively referred to as the “Extension Promissory Notes” and each, an “Extension Promissory Note”).

1. Principal. The principal balance of this Note shall be payable by the Maker on the date on which Maker consummates an initial business combination (the “Business Combination”). The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account (the “Trust Account”) established in connection with its initial public offering of its securities, and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Monthly Deposits. The Maker and the Payee agree that the Payee shall deposit into the Trust Account four hundred sixteen thousand six hundred sixty-seven U.S. dollars ($416,667.00) (each a “Deposit”) once each month during the period beginning on the date hereof to, but not including, July 15, 2023 (the “Extension Period”), unless the board of directors of the Maker determines to liquidate the Maker earlier than July 15, 2023. The Payee shall make each Deposit no later than the fifteenth day of each month of the Extension Period except for the initial Deposit, which shall be made as of the date hereof. In connection with each Deposit, the principal balance of this Note shall be increased by the amount of such Deposit and the increase will be evidenced on the Schedule of Borrowings attached hereto. The Maker and the Payee agree that the Payee will not be obligated to make aggregate Deposits in excess of two million five hundred thousand U.S. dollars ($2,500,000). The obligation of the Payee to fund each Deposit and the obligation of Pontem LLC to fund its deposit under the other Extension Promissory Note shall be several and not joint. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Deposit.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5. Use of Proceeds. The Maker agrees that any borrowings under this Note shall be used by the Maker solely to fund any deposit into the Trust Account as described in the Maker’s definitive proxy statement, dated December 16, 2022, as supplemented on January 4, 2023 and January 9, 2023.

6. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified in Section 1.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(d) Cross Defaults, Etc. The provision of notice of an Event of Default to Maker (i) by Pontem LLC, with respect to the other Extension Promissory Note, or (ii) by any other payee with respect to one or more outstanding working capital promissory notes that the Maker has issued from time to time.

7. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 6(b), 6(c) or 6(d), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10. Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

11. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (each, a “Claim”) in or to any distribution of or from the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever; provided, however, that if the Maker completes a Business Combination, the Maker shall promptly repay the principal balance of this Note out of the proceeds released to the Maker from the Trust Account.

14. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Pontem Corporation
a Cayman Islands exempted company

By:	/s/ Nina Murphy
Name:	Nina Murphy
Title:	Chief Financial Officer

HSM-Invest

By:	/s/ Hubertus Muehlhaeuser
Name:	Hubertus Muehlhaeuser
Title:	Partner

SCHEDULE OF BORROWINGS

The following increases or decreases in this Promissory Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Promissory Note	Amount of increase in Principal Amount of this Promissory Note	Principal Amount of this Promissory Note following such decrease or increase